Exhibit 21

List of Subsidiaries

Rollins Inc.
Orkin, LLC	Delaware
Orkin Systems, Inc.	Delaware
Orkin International, Inc.	Delaware
PCO Holdings, Inc.	Delaware	50.0%
Orkin S.A de C.V.	Mexico
Orkin Expansion, Inc.	Delaware
PCO Holdings, Inc.	Delaware	50.0%
Orkin Services of California, Inc.	Delaware
Orkin-IFC Properties LLC	Delaware
Rollins Continental, Inc.	New York
Rollins- Western Real Estate Holding LLC	Delaware
Western Industries North, LLC	Delaware
Western Industries South, LLC	Delaware
HomeTeam Pest Defense, Inc.	Delaware
The Industrial Fumigant Company, LLC	Illinois
IFC services of California, Inc.	Delaware
International Food Consultants, LLC	Texas	40.0%
Crane Acquisition, Inc.	Delaware
Waltham Services, LLC	Georgia
TruTech, LLC	Delaware
B.D.D. Pest Control, Inc.	California
Wilco Enterprises Inc.	Virginia
PermaTreat Pest Control Company Inc.	Virginia
PCO Holdings, Inc.	Delaware
PCO Acquisitions, Inc.	Delaware
Kinro Investment Inc.	Delaware	75.0%
Rollins, International S.A R.L.	Luxembourg
615345 N.B., Inc.	New Brunswick
Orkin Canada Limited Partnership	Ontario	1.0%
PCO America LP	Delaware	0.01%
3094488 Nova Scotia Company	Nova Scotia
Orkin Canada Limited Partnership	Ontario	99.0%
PCO America LP	Delaware	99.99%
Rollins Europe, B.V.	Netherlands
Rollins Australia Pty Ltd	Australia
ROL-WA Pty Ltd	Australia
ROL-ADMIN WA Pty Ltd	Australia
ROL-GSN Pty Ltd	Australia
Statewide Rollins Pty Ltd	Australia
Orkin Canada Limited Partnership	Ontario
Orkin Canada Corporation	Nova Scotia
PCO Services Holdings, Inc.	Ontario
PCO America LP	Delaware
Kinro Investment, Inc.	Delaware	25.0%